EXHIBIT 99.1

ASHFORD FOURTH QUARTER 2014
EARNINGS CONFERENCE CALL
February 27, 2015
11:00 a.m. Central

Introductory Comments - Scott Eckstein

Good day, everyone, and welcome to today’s conference call to review results for Ashford Inc. for the fourth quarter of 2014 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, and Deric Eubanks, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Companies’ earnings releases and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 26, 2015, and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings releases together with all other information provided in the releases.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

Good morning everybody, and thank you for joining us. We are very excited today to hold our first earnings conference call as an independent public company. I’ll begin by discussing our performance highlights. Afterwards, Deric will review our financial performance and then we’ll be happy to take your questions.

Our most notable achievement during the quarter was our successful spin-off from Ashford Trust, which we completed on November 12, 2014. Following the spin-off, we began this new stage of our development on solid footing, having long-term advisory agreements in place with two NYSE listed real estate investment trusts, Ashford Trust and Ashford Prime.

Our strategy is built around our ability to leverage the combined expertise of our management team to grow both our company and the platforms we advise. I believe we have the most highly-aligned, stable and effective management team in the hotel industry and our track record of success speaks for itself, as this is the same team that has generated a 233% total shareholder return for Ashford Trust since that company’s IPO in 2003, compared with a 173% return from its peers in the same time period.

We are particularly dedicated to shareholder value because as many of you know, we are substantial shareholders in all of the Ashford group of companies. Insider ownership currently stands at 25% for Ashford Inc., 14% for Ashford Trust and 13% for Ashford Prime. So, it’s clear why we think and act like shareholders when our own capital is at risk with yours. It’s something that has always distinguished Ashford from others in the space and we consider it one of our main competitive advantages.

2014 was another year of remarkable growth in the U.S. hotel industry. For the year, the industry’s occupancy rose 3.6% to 64.4%; ADR increased 4.6% to $115.32; and RevPAR was up 8.3% to $74.28. The same positive lodging sector fundamentals we saw in the prior year continued to drive RevPAR and EBITDA growth in 2014. Demand for U.S. lodging continued to expand in 2014 while industry supply remains well below historical averages and should for the foreseeable future. U.S. hotel room net supply growth in 2014 was only 0.9%, one of the lowest annual growth rates in history. PKF recently projected the U.S. lodging industry will achieve 65% occupancy in 2015, the highest national occupancy rate since STR began reporting data back in 1987, which should fuel strong RevPAR and EBITDA growth, and we believe our portfolio is well positioned to benefit from these strong fundamentals.

As a new company, our activities are currently focused on advising our two current platforms - Ashford Trust and Ashford Prime - which together have 127 hotels with more than 26,000 rooms and over $5 billion in assets. We held a call earlier today focused specifically on these two REITs, and while I won’t revisit all the details of that call here, the headline was that both platforms reported solid operational results during the fourth quarter including RevPAR growth of 11.3% for all Ashford Trust hotels and 11.0% RevPAR growth for all Ashford Prime hotels. This is the second consecutive quarter of double digit RevPAR growth for the Ashford Prime portfolio. Much of this performance was driven by revenue initiatives that were implemented by our team across both platforms during the latter half of 2014. We are quite proud of the RevPAR and EBITDA growth we have already achieved through these initiatives and we expect to see further improvement over time.

During the fourth quarter of 2014 and the beginning of 2015, we were very active in both of these platforms, managing several strategic transactions for both Ashford Trust and Ashford Prime that we believe will create long-term shareholder value.

In December, Ashford Trust announced an agreement to acquire the remaining 28% ownership interest in the Highland Portfolio from its joint venture partner, Prudential. The deal valued the portfolio at $1.735 billion, and Ashford Trust plans to close on the purchase simultaneous with a refinancing of the portfolio. Ashford Trust also acquired two hotels in February of this year, the 168-room Lakeway Resort & Spa for a total consideration of $33.5 million and the 232-room Memphis Marriott East hotel for $43.5 million. Both of these transactions are indicative of Ashford Trust’s strategy to acquire well-located assets in attractive markets with unique attributes that have the potential for substantial upside by installing our affiliated manager, Remington, to improve bottom-line performance.

During the fourth quarter, Ashford Prime closed on a refinancing of the Capital Hilton and Hilton La Jolla Torrey Pines. This refinancing did not change the outstanding debt balance very much, but it did allow Ashford Prime to lower its interest expense and push out its debt maturities.

We are very excited for our Company’s prospects given the success of the two investment platforms we are presently managing. The long-term nature of our advisory agreements with these platforms results in a very attractive income stream for our shareholders. As we’ve stated previously, our goal initially is to increase our income stream through the growth of our existing platforms both through organic growth as well as through accretive additions to their portfolios. I think this last quarter demonstrates we have made considerable progress along this front.

Going forward, Ashford will look to expand its asset management business through multiple channels. We will grow the existing platforms only when it makes sense for those shareholders. Do not expect that those platforms will grow regardless. We will also explore the potential to launch or purchase businesses that can capitalize on the strong fundamentals we are seeing in the hospitality industry. Along these lines, Ashford Trust recently announced the formation of a new privately-held company, Ashford Hospitality Select, or Ashford Select, which is dedicated to investing primarily in existing premium branded, upscale and upper-midscale, select-service hotels, including extended stay hotels, in the United States.

Upon launch, Ashford Trust intends to contribute to Ashford Select a high-quality, geographically diverse portfolio of 16 of its existing select-service hotels, located in ten states, comprised of 2,560 total guestrooms and operated under upscale or upper-midscale premium brands affiliated with Marriott International, Inc. Ashford Trust also expects to grant Ashford Select a right of first offer to acquire any select-service hotels that Ashford Trust decides to sell in the future.

In addition to our current lodging investment platforms, we also have a securities investment subsidiary called Ashford Investment Management, which is an alternative investment management firm that specializes in creating investment strategies focused on the real estate, REIT, hospitality and leisure sectors. At Ashford Investment Management, we apply our real estate and capital markets expertise to investing in securities in the commercial real estate, REIT, hospitality and leisure sectors. Ashford Investment Management recently became a Registered Investment Advisor with the Securities and Exchange Commission.

In summary, the Ashford companies’ multiple platforms offer us many avenues for further growth. Our management team’s main goal has always been building shareholder value.

By leveraging the resources of our existing investment platforms, we believe Ashford is well positioned to benefit from favorable hospitality sector trends. At the same time, your leadership team will continue to explore other areas where we can leverage our experience and expertise for further growth. As always, our interests are closely aligned with yours because like you, we are shareholders, and our goal is to generate superior shareholder returns.

With that, I will now turn the call over to Deric to review our financial performance for the quarter.

Financial Review - Deric Eubanks

Thanks, Monty.

I’d like to begin by pointing out that our financials for the fourth quarter, include the operating results from our spin-off from Ashford Trust, on November 12, 2014, but also include carve-out financials from Ashford Trust for the period in the quarter prior to the spin-off date, so these numbers are not necessarily comparable to what we would expect our future operating results to look like.

For the fourth quarter ended December 31, 2014, advisory services revenue totaled $7.8 million, including $4.5 million from Ashford Trust and $3.3 million from Ashford Prime. No incentive management fees were recognized during the three months ended December 31, 2014 in connection with the advisory agreements with Ashford Trust and Ashford Prime.

Net loss attributable to common shareholders for the fourth quarter of 2014 totaled $15.5 million, or $8.01 per diluted share, compared with a loss of $13.9 million, or $7.18 per diluted share for the fourth quarter of 2013.

Adjusted EBITDA for the fourth quarter of 2014 was a loss of $1.1 million, compared with a loss of $9.6 million for the fourth quarter of 2013.

Adjusted Net Loss for the fourth quarter of 2014 was $1.8 million, or $0.95 per diluted share, compared with a loss of $9.6 million, or $4.99 per diluted share, for the fourth quarter of 2013.

At the end of the fourth quarter 2014, the Company had $5.0 billion of assets under management from its managed companies. As of December 31, 2014, Ashford’s cash and cash equivalents totaled $29.6 million

As of December 31, 2014, Ashford had 2.2 million total shares of common stock and OP units outstanding.

On the capital markets front, in the beginning of January, Ashford Trust successfully refinanced two mortgage loans with an existing outstanding balance of approximately $354 million. The new loans total $478 million and resulted in excess net proceeds of over $100 million after closing costs and reserves. Additionally, Ashford Trust was able to opportunistically raise equity capital to fund its growth initiatives. In February 2015, the Company completed a follow-on public offering of 10,529,450 shares of common stock at $10.65 per share resulting in net proceeds of $111.1 million.

Ashford Prime was also active in the capital markets. Throughout the course of 2014, Ashford Prime capitalized on the favorable capital markets conditions we are seeing to opportunistically refinance some of its debt. The goal in this refinancing was to reduce the interest expense for this loan, while also pushing out the debt maturity. To this end, in November Ashford Prime refinanced the mortgage loan on the Capital Hilton and the Hilton La Jolla Torrey Pines. In the future we will continue to look for these types of opportunities to improve Ashford Prime’s cost of capital and maximize its cash flow.

Additionally, under the share repurchase program at Ashford Prime, in the period from November 4, 2014 up to and including February 20, 2015 Ashford Prime repurchased 1.8 million shares of common stock and common units for total consideration of $30.4 million.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending - Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call.

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